NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces First Quarter Results and Share Repurchase Program

Utica, N.Y., April 19, 2006 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for Partners Trust Bank, announced today its financial results for the quarter ended March 31, 2006. Net income was $5.6 million, or $0.12 per diluted share for the first quarter, compared to $6.2 million, or $0.13 per diluted share for the first quarter of 2005. The persistently flat Treasury yield curve coupled with an increase in time accounts and borrowings resulted in a $1.7 million or 6.8% decrease in net-interest income in the first quarter of 2006 compared with the year-ago quarter. The Company's net-interest margin was 2.72% in the first quarter, compared with 2.89% in the fourth quarter of 2005 and 3.10% in the first quarter of 2005.

In addition to reporting our results of operations in accordance with U.S. generally accepted accounting principles (GAAP), we also report our "Core Operating Earnings." Core operating earnings were $6.8 million for the first quarter of 2006, a 16.6% decrease from the $8.2 million in the first quarter of 2005. Our core operating earnings is net income, as reported on a GAAP basis, adjusted to exclude certain large non-cash items which effect the reporting of results of operations, such as net amortization of fair market value adjustments on net assets acquired in mergers, amortization of intangibles and covenant-not-to-compete expense. We believe these items are not reflective of on-going operations and therefore "non-operating" in nature. A table reconciling core operating earnings with net income as reported under GAAP immediately follows the text of this release.

Total assets of the Company at March 31, 2006 were $3.9 billion, up $73.7 million from December 31, 2005. Loans receivable (including net deferred loan costs) increased $47.6 million during the first quarter, with a $28.8 million increase in consumer loans and a $29.9 million increase in residential mortgages being partially offset by a $12.6 million decline in commercial (real estate and C&I) loans. The decrease in commercial loans reflects primarily the payoff of two loans aggregating $12.5 million. Consumer loan growth continues to be centered in our indirect auto portfolio, which comprised $383.1 million or 62.6% of the consumer loan portfolio at March 31, 2006, compared with $355.1 million or 60.9% at December 31, 2005.

John A. Zawadzki, President and CEO of Partners Trust, commented, "Even though there was a decrease in commercial loans during the quarter, prudently growing our commercial portfolio remains an important part of our business plan. We will continue to focus on developing relationships that are consistent with our disciplined lending philosophy, notwithstanding the highly competitive markets in which we operate, where the pricing and structuring of loan transactions has become much more aggressive in recent months."

Asset quality remains strong, with non-performing assets of $7.1 million at March 31, 2006, or 0.18% of total assets, compared to $6.8 million or 0.18% of total assets at December 31, 2005. In addition to the non-performing loans, we had $7.5 million of performing loans classified as substandard or worse at March 31, 2006, compared with $8.6 million at December 31, 2005. We continue to actively pursue collection of previously charged-off loans, resulting in net recoveries of $1.2 million during the first quarter of 2006, following $2.7 million of net recoveries in all of 2005. The allowance for loan losses covered 551.6% of non-performing loans at March 31, 2006, compared to 556.3% at December 31, 2005.

Total deposits were $2.4 billion at March 31, 2006, an increase of $77.7 million from the end of 2005 due primarily to an increase in municipal deposits resulting from successful business development efforts and seasonal activity. Municipal deposits totaled $426.8 million (17.8% of deposits) at March 31, 2006, compared with $350.7 million (15.1% of deposits) at December 31, 2005.

Net interest income for the three months ended March 31, 2006 totaled $22.9 million, a decrease of $1.7 million from the same period in 2005. This decrease is due to a 38 basis point decrease in our net interest margin in the first quarter of 2006 compared with the prior year period, partially offset by a $195.5 million increase in average interest earning assets. We expect margin compression to continue in 2006. Highly competitive pricing of deposits in our markets has exacerbated the effect of the flattening of the yield curve over the past year, resulting in an increase in rates on short-term time accounts and certain money market accounts. These factors, in combination with a larger portion of our funding being in time accounts and borrowings, have resulted in a 59 basis point increase in our cost of funds. This exceeded the increase in our earning assets yield of 18 basis points. As a result, the net interest margin for the three months ended March 31, 2006 was 2.72%, down from 3.10% in the first quarter of 2005. The net interest margin was 2.89% in the fourth quarter of 2005.

Total average deposits increased $96.7 million or 4.3% in the first quarter compared with the first quarter of 2005. The Company's overall funding mix continued to shift towards higher cost time deposits and borrowings, as competitive pressures and higher yields on short-term time deposits resulted in a continuing movement of consumer and municipal deposits out of savings and money market accounts. Average savings deposits decreased $31.5 million or 10.5% in the first quarter of 2006 compared with the year-ago quarter, while average money market accounts decreased $27.1 million or 5.1%. Average savings and money market accounts comprised 11.4% and 21.6% of total average deposits, respectively, in the first quarter of 2006, compared with 13.2% and 23.7%, respectively, in the first quarter of 2005. Average time deposits increased $148.6 million or 15.5% and comprised 47.2% of total average deposits in the first quarter of 2006, compared with 42.6% in the first quarter of 2005. In addition, municipal and brokered time accounts, which are generally more sensitive to changes in interest rates than retail time accounts, made up a larger portion of average time deposits in the first quarter of 2006, and were 37.1% of average time accounts, compared with 29.4% in the first quarter of 2005.

Average borrowings increased $105.2 million or 13.8% in the first quarter compared with the year-ago quarter and were used to fund loan growth.

It is probable that the trend we've experienced of higher than expected deposit rates and increasing reliance on time accounts and borrowings will continue in the current competitive and interest rate environments, which will put further pressure on our net interest margin.

Non-interest income was $5.2 million for the quarter ended March 31, 2006, compared to $5.5 million in the same period of last year. Service fees decreased $137,000 or 3.7% due largely to lower commercial service fees corresponding with the decrease in commercial relationships during the past year. In addition, returned item fees, which had increased steadily during the last three quarters of 2005, decreased in the first quarter of 2006 to a level comparable with the first quarter of a year-ago, due to a combination of seasonal factors and changes in consumer's check writing habits resulting from increased awareness of the fees associated with returned checks. The level of returned item fees in future quarters will be dependent upon factors such as seasonal and economic conditions and consumer behavior, which are beyond the control of the Company.

Non-interest expenses were $20.2 million and $20.5 million for the three months ended March 31, 2006, and 2005, respectively, a decrease of $313,000 or 1.5%. The decrease in non-interest expense resulted primarily from lower amortization of intangible assets, due to the use of an accelerated amortization schedule for certain intangible assets that arose from the BSB acquisition, and a decrease in other expenses, primarily in postage and foreclosed real estate. These were partially offset by a $495,000 or 4.9% increase in salaries and benefits, due largely to annual compensation changes, amortization of restricted stock that was granted in the second quarter of 2005, and stock option expense of $291,000 resulting from the adoption in the first quarter of 2006 of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment."

The Company's effective tax rate decreased to 30.1% in the first quarter of 2006, compared with 35.2% in the first quarter of 2005, due primarily to an increase in income exempt from New York state taxes, and to the effect of the recapture of bad debt reserves in 2005, which increased state tax expense in the first quarter of 2005.

On another matter, the Company announced that its Board of Directors authorized the repurchase of up to 2.5 million shares (approximately 5%) of its outstanding common stock as part of the Company's capital management program. This authorization is in addition to the 5 million share repurchase program previously authorized by the Company's Board of Directors in July 2005. Under the previous authorization, approximately 1.2 million shares remain available for repurchase as of April 14, 2006.

"This additional authorization reflects the confidence the board and management have in the Company's business opportunities and growth prospects, and demonstrates our continued commitment to enhancing shareholder value," stated Mr. Zawadzki.

Management will use its discretion in determining the timing of the repurchases and the prices at which buybacks will be made. The extent to which shares are repurchased will depend on a number of factors including market trends and prices, economic conditions, internal and regulatory trading quiet periods and alternative uses for capital. This repurchase program is authorized for up to one year, and there can be no assurance that the Company will repurchase all shares authorized for repurchase.

The Company will conduct a conference call at 5:00 p.m. Eastern Time on April 19, 2006, in which management will discuss the Company's financial results and business strategy, followed by a question-and-answer session.

Those wishing to participate in the call may dial toll-free 1-877-407-8035. A webcast presentation will also be available via the Company's website at http://www.partnerstrust.com through the "Investor Relations" section. A replay of the call will be available until July 19, 2006 by dialing 1-877-660-6853, account number 286, event ID number 198256.

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our "core operating earnings." Core operating earnings is net income as reported on a GAAP basis, adjusted to exclude large non-cash items which affect the reporting of results of operations, such as net amortization of fair market value adjustments on net assets acquired in mergers, amortization of intangibles and covenant-not-to-compete expense. We believe these items are not reflective of on-going operations and therefore "nonoperating" in nature.

We utilize "core operating earnings," along with other factors, to evaluate ongoing operating performance for internal planning and forecasting purposes. We, as well as securities analysts, investors and other interested parties, also use this measure as a tool to compare peer company operating performance. We believe that our presentation and discussion of "core operating earnings," together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. We also believe that the adjustments we use to calculate "core operating earnings" remove the effects of factors that are not representative of our ongoing operations and otherwise distort trends in underlying operating results. While some of these items may have occurred historically and may be considered to be recurring items for GAAP purposes, occurrence in future periods is dependent upon future business and economic factors, including for example, the ability to identify and execute on further acquisition transactions, as well as other evaluation criteria. These factors are often frequently beyond the control of Company management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare this financial measure with other companies' non-GAAP financial measures having the same or similar names. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its 34 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking.

Investors and other interested parties can access the Company's securities filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven A. Covert, Senior Executive Vice President & COO 315-738-4993

J. Daniel Mohr, Senior Vice President & CFO 315-731-5695

	Three months ended
Core Operating Earnings	March 31,
(In thousands, except per share data)	2006	2005

Net Income as Reported (GAAP)	$ 5,572	$ 6,193
Adjustments
Net amortization of premium on net assets acquired in mergers	236	1,036
Amortization of core deposit & trust intangibles	1,765	2,201
Covenant-not-to-compete expense	89	89
Total adjustments pre-tax	2,090	3,326
Related income taxes	833	1,326
Total adjustments after-tax	1,257	2,000
Core Operating Earnings	$ 6,829	$ 8,193

Diluted EPS using Core Operating Earnings	$ 0.15	$ 0.17

Partners Trust Financial Group, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
	March 31,	December 31,
	2006	2005
Assets	(In thousands, except share data)
Cash and due from banks	$ 65,017	$ 58,137
Federal funds sold	8,007	-
Total cash and cash equivalents	73,024	58,137
Securities available-for-sale, at fair value	1,131,054	1,118,136
Securities held-to-maturity (fair value of $819 at March 31, 2006 and $794 at December 31, 2005)	818	792
Federal Home Loan Bank of New York ("FHLB") stock	41,035	40,252
Loans held for sale	847	1,518
Loans receivable	2,241,601	2,194,035
Less: Allowance for loan losses	(37,618)	(36,451)
Net loans receivable	2,203,983	2,157,584
Premises and equipment, net	25,524	26,263
Accrued interest receivable	15,433	15,131
Bank-owned life insurance	71,390	70,733
Other real estate owned and repossessed assets	272	216
Goodwill	241,860	242,258
Other intangible assets, net	18,445	20,343
Other assets	28,887	27,580
Total Assets	$ 3,852,572	$ 3,778,943

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Non-interest bearing	$ 227,647	$ 237,604
Interest bearing	2,174,586	2,086,956
Total deposits	2,402,233	2,324,560
Borrowings	844,110	834,138
Mortgagors' escrow funds	14,043	19,819
Other liabilities	30,226	29,301
Junior subordinated obligations issued to unconsolidated subsidiary
trusts (Junior subordinated obligations)	43,202	43,202
Total Liabilities	3,333,814	3,251,020

Total shareholders' equity	518,758	527,923
Total Liabilities and Shareholders' Equity	$ 3,852,572	$ 3,778,943

	Average Outstanding Balance
	March 31,	December 31,	March 31,
	2006	2005	2005
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing
deposits	$ 2,108	$ 2,909	$ 45,013
Securities (1)	1,198,913	1,204,302	1,103,444
Loans held for sale	501	898	538
Loans receivable:
Residential real estate	1,133,667	1,111,603	1,078,212
Commercial real estate	304,737	307,594	314,888
Commercial and industrial	165,884	163,446	191,631
Consumer, including home equity loans	596,126	569,997	477,836
Net deferred costs	14,271	12,822	9,162
Loans receivable, net of net deferred costs	2,214,685	2,165,462	2,071,729
Total earning assets	3,416,207	3,373,571	3,220,724

Non-earning assets	399,698	404,773	421,431
Total assets	$ 3,815,905	$ 3,778,344	$ 3,642,155

Interest bearing liabilities:
Savings deposits	$ 266,924	$ 275,240	$ 298,384
Money market accounts	507,135	531,902	534,189
NOW accounts	242,949	235,724	225,233
Time accounts	1,109,122	1,065,959	960,565
Borrowings (2)	867,756	824,111	762,530
Junior subordinated obligations issued
to unconsolidated subsidiary trusts	43,202	43,202	43,202
Total interest bearing liabilities	3,037,088	2,976,138	2,824,103

Non-interest bearing deposits	223,283	231,207	234,350
Other non-interest bearing liabilities	28,832	28,646	38,376
Total liabilities	3,289,203	3,235,991	3,096,829
Shareholders' equity	526,702	542,353	545,326
Total liabilities and shareholders'
equity	$ 3,815,905	$ 3,778,344	$ 3,642,155

(1) The amounts shown are amortized cost and include FHLB stock.
(2) Borrowings include mortgagors' escrow funds.

	March 31, 2006		December 31, 2005		March 31, 2005
	(In thousands)

	Amount	Percent	Amount	Percent	Amount	Percent
Loan portfolio composition:
Residential real estate	$ 1,149,816	51.6%	$ 1,119,952	51.4%	$ 1,075,728	52.4%
Commercial real estate	304,525	13.7%	304,458	14.0%	329,086	16.0%
Commercial and industrial	160,419	7.2%	173,113	7.9%	170,799	8.3%
Consumer, including home equity loans	611,857	27.5%	583,059	26.7%	478,312	23.3%
Total loans receivable	2,226,617	100.0%	2,180,582	100.0%	2,053,925	100.0%
Plus (less):
Net deferred loan costs	14,984		13,453		7,557
Allowance for loan losses	(37,618)		(36,451)		(42,796)
Net loans receivable	$ 2,203,983		$ 2,157,584		$ 2,018,686

Deposit composition:
Non-interest bearing checking	$ 227,647	9.5%	$ 237,604	10.2%	$ 238,272	10.4%
Interest bearing-checking	244,580	10.1%	251,435	10.8%	226,687	9.9%
Total checking	472,227	19.6%	489,039	21.0%	464,959	20.3%
Savings	268,504	11.2%	271,424	11.7%	300,639	13.2%
Money market	502,005	20.9%	524,965	22.6%	531,061	23.3%
Time	1,159,497	48.3%	1,039,132	44.7%	984,537	43.2%
Total deposits	$ 2,402,233	100.0%	$ 2,324,560	100.0%	$ 2,281,196	100.0%

Partners Trust Financial Group, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
	Three months ended March,
	2006	2005
	(In thousands, except share data)
Interest income:
Loans, including fees	$ 30,736	$ 28,311
Federal funds sold and interest bearing deposits	7	280
Securities	13,593	11,791
Total interest income	44,336	40,382

Interest expense:
Deposits:
Savings accounts	213	242
Money market accounts	2,478	1,629
Time accounts	9,891	7,224
NOW accounts	138	110
	12,720	9,205
Borrowings:
Repurchase agreements	87	83
FHLB advances	7,729	5,735
Mortgagors' escrow funds	44	46
	7,860	5,864
Junior subordinated obligations	836	709
Total interest expense	21,416	15,778
Net interest income	22,920	24,604
Provision for loan losses	-	-
Net interest income after provision for loan losses	22,920	24,604

Non-interest income:
Service fees	3,612	3,749
Trust and investment services	801	786
Income from bank-owned life insurance	657	661
Net gain on sale of loans	20	58
Other income	158	206
Total non-interest income	5,248	5,460

Non-interest expense:
Salaries and employee benefits	10,519	10,024
Occupancy and equipment expense	2,133	2,020
Marketing expense	801	861
Professional services	762	803
Technology expense	2,017	1,949
Amortization of intangible assets	1,854	2,290
Other expense	2,110	2,562
Total non-interest expense	20,196	20,509
Income before income tax expense	7,972	9,555
Income tax expense	2,400	3,362
Net income	$ 5,572	$ 6,193

Basic earnings per share	$ 0.12	$ 0.13
Diluted earnings per share	$ 0.12	$ 0.13

Basic weighted average shares outstanding	45,707,789	47,720,041
Diluted weighted average shares outstanding	46,507,401	48,558,070

	Three months ended March 31,
	2006	2005

Selected Financial and Other Data: (1)
Performance Ratios:
Return on Average Assets:
Using GAAP earnings	0.59%	0.69%
Using Core Operating Earnings	0.73%	0.91%

Return on Average Equity:
Using GAAP earnings	4.29%	4.61%
Using Core Operating Earnings	5.26%	6.09%

Return on Average Tangible Equity:
Using GAAP earnings	8.52%	9.25%
Using Core Operating Earnings	10.44%	12.24%

Efficiency ratio: (2)
Using GAAP earnings	71.75%	68.35%
Using Core Operating Earnings	64.62%	58.69%

Interest rate information:
Yield on assets	5.26%	5.08%
Cost of funds	2.86%	2.27%
Net interest rate spread	2.40%	2.81%
Net interest margin (3)	2.72%	3.10%

	March 31, 2006	December 31, 2005
Equity ratios: (4)
Book value per share	$ 11.21	$ 11.23
Book value per share,
including unallocated ESOP shares	10.86	10.87
Tangible book value per share	5.59	5.64
Tangible book value per share
including unallocated ESOP shares	$ 5.41	$ 5.46
Tier 1 leverage ratio	8.70%	9.02%

(1)	Ratios have been annualized where appropriate. Averages are daily averages.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-
interest income, excluding gains or losses on the sale of securities and loans.
(3)	Net interest income divided by average earning assets.
(4)	858,569 shares of unvested restricted stock are included as outstanding shares in the March 31, 2006 book value calculations. These shares are included in treasury stock at March 31, 2006 for financial reporting purposes in accordance with SFAS 123(R), "Share-Based Payment". Prior to the adoption of SFAS 123(R) by the Company on January 1, 2006, these shares were presented as issued and outstanding for financial reporting purposes.

	March 31, 2006	December 31, 2005
	(Dollars in thousands)
Asset Quality:
Non-accruing loans:
Residential real estate	$ 1,628	$ 1,701
Commercial real estate	3,698	3,775
Commercial	854	523
Consumer (1)	306	406
Total non-accruing loans	6,486	6,405
Accruing loans delinquent 90 days or more	334	148
Total non-performing loans	6,820	6,553
Other real estate owned and repossessed assets	272	216
Total non-performing assets	$ 7,092	$ 6,769

Non-performing loans to total loans	0.31%	0.30%
Non-performing assets to total assets	0.18%	0.18%
Allowance for loan losses to non-performing loans	551.58%	556.25%
Allowance for loan losses to total loans (2)	1.69%	1.67%

(1) Includes home equity loans.
(2) Total loans excludes loans held for sale.

	Three months ended
	March 31,
	2006	2005
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$ 36,451	$ 42,716
Charge-offs	(1,366)	(3,774)
Recoveries	2,533	3,854
Provision for loan losses	-	-
Allowance for loan losses at end of period	$ 37,618	$ 42,796

Net recoveries to average loans (annualized)	0.22%	0.02%

	2006	2005
	First	Fourth	Third	Second	First
	(Dollars in thousands, except share data)
Selected Quarterly Financial Data

Interest income	$ 44,336	$ 44,212	$ 43,324	$ 41,819	$ 40,382
Interest expense	21,416	19,645	18,044	16,739	15,778
Net interest income	22,920	24,567	25,280	25,080	24,604
Provision for (recovery of) loan losses	-	-	(9,006)	-	-
Net interest income after provision for loan losses	22,920	24,567	34,286	25,080	24,604
Net gain on sale securities available-for-sale	-	38	82	76	-
Other non-interest income	5,248	5,639	5,775	5,784	5,460
Other non-interest expense	20,196	19,659	19,457	20,313	20,509
Income before income tax expense	7,972	10,585	20,686	10,627	9,555
Income tax expense	2,400	4,041	7,560	3,683	3,362
Net income	$ 5,572	$ 6,544	$ 13,126	$ 6,944	$ 6,193
Basic earnings per share	$ 0.12	$ 0.14	$ 0.27	$ 0.15	$ 0.13
Diluted earnings per share	$ 0.12	$ 0.14	$ 0.27	$ 0.14	$ 0.13
Basic weighted average shares outstanding	45,707,789	46,815,867	47,788,582	47,480,826	47,720,041
Diluted weighted average shares outstanding	46,507,401	47,883,124	48,880,235	48,255,189	48,558,070
Dividends paid per share	$ 0.07	$ 0.07	$ 0.07	$ 0.07	$ 0.07
Net interest margin (1)	2.72%	2.89%	3.00%	3.08%	3.10%
Return on average assets	0.59%	0.69%	1.39%	0.76%	0.69%
Return on average equity	4.29%	4.79%	9.48%	5.12%	4.61%
Efficiency ratio (2)	71.75%	65.20%	62.78%	65.88%	68.35%

(1)	Net interest income divided by average earning assets.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and
	non-interest income, excluding gains or losses on securities and loans.